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                                                                     Exhibit 5.1

                              [Letterhead SAP AG]





                                                                   June 20, 2001


SAP Aktiengesellschaft
Neurottstrasse 16
69190 Walldorf
Federal Republic of Germany

          Re:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          I am the General Counsel of SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (the "Company"), a stock corporation organized under the laws of the Federal Republic of Germany. This opinion is being furnished to you in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, of a Registration Statement on Form S-8.

          The Registration Statement covers 3,404,526 Ordinary Shares, without par value, of the Company, which may be issued and sold in the form of American Depositary Shares ("ADSs"), each representing one quarter of an Ordinary Share,
(i) under the SAP America, Inc. Employee Discount Stock Purchase Plan (the "U.S. Discount Plan"), (ii) under the SAP America, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"), or (iii) upon exercise of non-interest bearing convertible bonds, par value one Euro, and other stock options previously granted under the SAP AG 2000 Long Term Incentive Plan (the "LTIP," and, together with the U.S. Discount Plan and the 401(k) Plan, the "Plans"). The conversion prices of the convertible bonds range from EUR183.67 to EUR334.67. The exercise prices of the stock options are variable and will be fixed on the date of exercise.

          I have examined the Registration Statement and copies, furnished to me, of the Plans, the Company's form of convertible bond and form of stock option agreement, and such other documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion.

          I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

          Based on the foregoing, I am of the following opinion:

     1. The Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of the Federal Republic of Germany.

     2. The Ordinary Shares, when issued and paid for in accordance with the terms of the Plans, the convertible bonds and the stock options, will be validly issued, fully-paid and non-assessable.

          The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

          I am furnishing this opinion solely for the Company's benefit. It may not be relied upon by any other person or entity without my prior written consent. Nothing in this opinion shall be construed to create any liability for the Company.

          I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,


                                                Michael Junge
                                                General Counsel